                Exhibit 10.5

ETSY, INC.
2024 INDUCEMENT PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD
You have been granted Stock Units, subject to performance conditions (“Performance Stock Units” or “PSUs”), representing shares of common stock of Etsy, Inc. (the “Company”) on the following terms:

Name of Recipient:	[Insert Name]

Total Number of Performance Stock Units Granted at Target:	[That number of shares equal to $[●] divided by the average closing price of Etsy’s common stock on the NASDAQ (rounded to the nearest hundredth) on the 30 trading days immediately preceding and including the Date of Grant] PSUs (the “Award”)

Date of Grant:	[Date of Grant] (“Date of Grant”)
Performance Conditions:
Except as otherwise provided in the Performance Stock Unit Agreement, vesting will be based on your continuous Service (as described below) and achievement of certain performance goals relating to the following four equally-weighted performance metrics (collectively, the “Performance Conditions”): (i) Gross Merchandise Sales (as defined in Exhibit A of the Performance Stock Unit Agreement), (ii) Revenue (as defined in Exhibit A of the Performance Stock Unit Agreement), (iii) Adjusted EBITDA Margin (as defined in Exhibit A of the Performance Stock Unit Agreement) (the PSUs subject to performance metrics (i), (ii) and (iii), the “Financial PSUs”)) and (iv) relative total shareholder return compared to the Comparator Group (as defined in Exhibit A of the Performance Stock Unit Agreement) (the “Relative TSR PSUs”), in each case, determined, except as otherwise provided herein, at the end of the Performance Period (as defined on Exhibit A of the Performance Stock Unit Agreement).

Service Vesting Schedule:
Subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement, any PSUs earned based on the achievement of the Performance Conditions will vest on April 1, 2028 (the “Vesting Date”), subject to your continuous Service through the Vesting Date or as otherwise set forth in the Performance Stock Unit Agreement. The portion, if any, of the PSUs that shall vest shall range from 0% to 200% of the Target number of shares underlying the Award based on the achievement of performance against the Performance Goals as set forth in the Performance Stock Unit Agreement, as determined in accordance with the methodology set out on Exhibit A of the Performance

Stock Unit Agreement. Notwithstanding the foregoing, in the event that your continuous Service terminates due to a Qualifying Retirement (as defined in the Performance Stock Unit Agreement) on or after the first anniversary of the Date of Grant and subject to your satisfaction of the other requirements set forth in the Performance Stock Unit Agreement, the PSUs will vest as provided in the Performance Stock Unit Agreement.

These PSUs are granted under and governed by the terms and conditions of the Company’s 2024 Inducement Plan (the “Plan”) and the Performance Stock Unit Agreement, both of which are incorporated into this document. The Award is granted in compliance with NASDAQ Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. All capitalized terms used in this Notice of Performance Stock Unit Award shall have the meanings assigned to them in this Notice of Performance Stock Unit Award, the Performance Stock Unit Agreement or the Plan, as applicable. If there is any conflict between the terms in this Notice of Performance Stock Unit Award or the Performance Stock Unit Agreement and the Plan, the terms of the Plan will control, except as expressly overridden or amended in this Notice of Performance Stock Unit Award or the Performance Stock Unit Agreement, as applicable.
You agree to accept by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.
You further agree to comply with the Company’s Insider Trading Policy.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE OF PERFORMANCE STOCK UNIT AWARD, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN,
YOU AGREE TO THE TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2024 INDUCEMENT PLAN
PERFORMANCE STOCK UNIT AGREEMENT

Grant of Units
Subject to all of the terms and conditions set forth in the Notice of Performance Stock Unit Award, this Performance Stock Unit Agreement (the “Agreement”) and the Company’s 2024 Inducement Plan (the “Plan”), the Company has granted to you a target number of PSUs as set forth in the Notice of Performance Stock Unit Award. This Award is granted in compliance with NASDAQ Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. The PSUs shall be credited to a separate account maintained for you on the books of the Company (the “Account”). On any given date, the value of each PSU comprising the Award shall equal the Fair Market Value of one share of common stock of the Company (each, a “Common Share”). The Award shall vest and settle as set forth below.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Performance Stock Unit Award or the Plan, as applicable. If there is any conflict between the terms in this Agreement or the Notice of Performance Stock Unit Award and the Plan, the terms of the Plan will control, except as expressly overridden or amended in this Agreement or the Notice of Performance Stock Unit Award, as applicable.

Payment for Units	No payment is required for the PSUs that you are receiving.

Vesting
The Award shall be eligible to vest as provided in this Section of the Agreement and shall become earned to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, (A) your Service continues through the Vesting Date or as otherwise set forth below and (B) the Administrator (as defined on Exhibit A attached hereto) certifies that the Company has achieved or exceeded Threshold performance for (i) the “Gross Merchandise Sales Goal,” (ii) the “Revenue Goal,” (iii) the “Adjusted EBITDA Margin Goal” and (iv) the “Relative TSR Goal” (each as defined in Exhibit A, and collectively referred to herein as the “Performance Goals”) necessary for any portion of the Award to be earned and eligible to vest. The portion, if any, of the Award that shall vest shall range from 0% to 200% of the Target number of Common Shares underlying the Award based on achievement against the Performance Goals, as determined in accordance with the methodology set out on Exhibit A. For the avoidance of doubt, the Administrator shall have the right to adjust or modify the Performance Goals as permitted under the Plan and as provided in this Agreement. Except as otherwise provided herein, no additional PSUs will vest after your Service has terminated for any reason.

Forfeiture
If your Service terminates for any reason other than in connection with a Qualifying Retirement (as defined below), your death, a Change in Control (as defined in Etsy’s Executive Severance Plan, hereinafter, the “Severance Plan”) or for a Qualifying Termination (as defined in the Severance Plan), then your PSUs will be automatically cancelled and forfeited on the date of such termination, to the extent that they have not vested and been earned before the termination date. This means that any PSUs that have not vested and been earned under this Agreement will be cancelled immediately. You receive no payment for PSUs that are forfeited. The Company determines when your Service terminates for all purposes of your PSUs.

Treatment Upon Qualifying Retirement
If your Service terminates due to a Qualifying Retirement prior to the end of the Performance Period, then a portion of the Award (if any) that is determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, prorated based on the number of days you were in Service during the Performance Period through the date of your Qualifying Retirement, will vest on the Vesting Date. If your continuous Service terminates due to a Qualifying Retirement on or after the end of the Performance Period but prior to the Vesting Date, the portion of the Award that was determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, without proration, will vest on the Vesting Date.

For purposes of this Award “Qualifying Retirement” means your voluntary termination of Service, unless circumstances exist that would constitute Cause, on or after the first anniversary of the Date of Grant and following (i) the date at which your combined age and years of Service with the Company or a Parent, Subsidiary, or an Affiliate equals or exceeds 70 (the “Rule of 70”), and (ii) for all Employees at the Vice President level and above, excluding Executive Officers, your provision of ninety (90) days’ advance written notice of your intention to voluntarily terminate your Service to both retirement@etsy.com and your manager.

Notwithstanding anything in this Agreement or the Plan to the contrary, for the purposes of determining whether you satisfy the Rule of 70, “Service” means continuous employment as measured from your most recent date of hire or rehire only and includes partial years, but shall not include any service provided as a Consultant to the Company or a Parent, Subsidiary, or an Affiliate following a change in your status from Employee to Consultant.

Treatment Upon Death	In the event that your continuous Service terminates due to your death prior to the end of the Performance Period, to the extent the Award has not previously been forfeited or terminated, a portion of the Award, prorated based on the number of days you were in Service during the Performance Period, will immediately vest as of the date of such termination, assuming achievement of the Performance Goals at the Target level of performance. If your continuous Service terminates due to your death on or after the end of the Performance Period and prior to the Vesting Date, the portion of the Award that was determined by the Administrator to be eligible to vest based on actual performance through the end of the Performance Period, without proration, will immediately vest as of the date of such termination.

Change in Control Treatment
If a Change in Control occurs during the Performance Period, the Performance Period will end as of the date of such Change in Control and (i) any unearned Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A, and such earned Financial PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award and (ii) any unearned Relative TSR PSUs will be deemed earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Performance Period that will end on the closing date of such Change in Control and will use the Change in Control price per Common Share, and such earned Relative TSR PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award. Notwithstanding the foregoing, in the event you experience a Qualifying CIC Termination (as defined in the Severance Plan), your earned Financial PSUs and your earned Relative TSR PSUs will fully vest as of the date of such Qualifying CIC Termination.

Vesting upon a Qualifying Termination
If you experience a Qualifying Termination during the Performance Period, then (i) the Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A and (ii) the Relative TSR PSUs will be deemed to be earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Performance Period that will end on the date of such Qualifying Termination. You will vest, as of the date of such Qualifying Termination, in a prorated portion of such PSUs based on the number of days that you were in Service during the Performance Period through the date of such Qualifying Termination; provided that the Administrator will at all times retain discretion in good faith to reduce the number of PSUs that would otherwise be earned and eligible to vest as of the date of such Qualifying Termination. If you experience a Qualifying Termination after the end of the Performance Period, but before the PSUs have vested and settled in Common Shares, then all earned but unvested PSUs shall fully vest as of the date of such Qualifying Termination.

Leaves of Absence and Part-Time Work
For purposes of the Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Performance Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.
Settlement	The Company shall settle each PSU as soon as administratively practicable, but in no event later than two and one-half months, after it vests, and shall therefore issue (in book-entry form) in your name one Common Share (each, a “PSU Share”) for each such vested PSU comprising the Award (and, upon such settlement, those PSUs shall cease to be credited to the Account); provided, that with respect to PSUs that become earned in connection with a Qualifying Retirement (including meeting the eligibility requirements for a Qualifying Retirement), such PSUs will be settled in accordance with the original vesting schedule set forth in the Notice of Performance Stock Unit Award. At the time of settlement, you will receive one Common Share for each vested PSU. The Company, in its sole discretion, may substitute an equivalent amount of cash. The amount of cash will be determined on the basis of the market value of a Common Share at the time of settlement.
No fractional shares will be issued upon settlement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Notwithstanding anything to the contrary in this Agreement, if the delivery of Common Shares upon settlement of the Award would require you to make a filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, then, in lieu of delivering such Common Shares, the Company may, in its sole discretion, settle the Award, in whole or in part, in cash. For the avoidance of doubt, in no event shall the Company have any liability for any losses resulting from a delay in settling all or any portion of a vested PSU. Notwithstanding anything to the contrary in the Plan or this Agreement, in the event that a Change in Control occurs following your Qualifying Retirement or during the period following your provision of notice of your intent to terminate your service where such termination would be a Qualifying Retirement, earned PSUs (and PSUs that are or will vest or become nonforfeitable upon your Qualifying Retirement) will be settled in cash or marketable securities of the acquiror or surviving corporation resulting from such Change in Control transaction.
Without limiting the foregoing and to the extent that the settlement of the Award is not exempt from Code Section 409A, Common Shares may be issued or withheld in accordance with Treasury Regulations Section 1.409A-3(j)(4)(vi) in order to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on such deferred compensation (the “FICA Amount”). Additionally, Common Shares may be issued or withheld at the time that the FICA tax is remitted to pay the associated income tax on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or, if applicable, foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, that the total value of Common Shares issued or withheld pursuant to this paragraph may not exceed the aggregate value of the FICA Amount and the income tax withholding related to such FICA Amount.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and it is determined that settlement of these PSUs is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any PSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your “separation from service” or (ii) your death.

Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Units	Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares (or distribute cash) on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing Common Shares.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan.

Beneficiary Designation	You may dispose of your PSUs in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form and must have been received before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested and earned PSUs that you hold at the time of your death.

Withholding Taxes
No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have paid any withholding taxes that are due as a result of the vesting or settlement of PSUs. Withholding taxes will be paid by (a) the Company withholding PSU Shares from those that otherwise would be issued to you when the PSUs are settled, (b) if permitted by the Company, by the Company withholding cash from cash compensation otherwise payable to you or (c) if required at the Company’s discretion (or with the Company’s permission, at your election), by paying cash to the Company or by payment from the proceeds of the sale of shares through a Company-approved broker. For the avoidance of doubt, the withholding of PSU Shares shall only be permitted to the extent authorized by the Administrator, and the management shall not be authorized to disallow the withholding of such PSU Shares to satisfy tax withholding.

The Company may withhold or account for withholding taxes by considering applicable statutory withholding amounts, or other applicable withholding rates. Any over-withheld amount may be refunded to you in cash by the Company (with no entitlement to the equivalent in Common Shares), or if not refunded, you may seek a refund from the local tax authorities.

In the event the Company’s tax withholding obligation arises prior to the delivery of Common Shares to you in settlement of your PSUs or it is determined after the delivery of Common Shares to you in settlement of your PSUs that the amount of the tax withholding obligation was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Retention Rights	Your Award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your PSUs will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions
If the Company is a party to a merger, consolidation or certain change in control transactions, then your PSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your PSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This Award, and the PSU Shares acquired upon settlement of this Award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Performance Stock Unit Award constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between the parties.
BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE
AND IN THE PLAN.

EXHIBIT A

The (i) Gross Merchandise Sales Goal for Target performance is $[●] billion, (ii) Revenue Goal for Target performance is $[●] billion, (iii) Adjusted EBITDA Margin Goal for Target performance is [●]% and (iv) Relative TSR Goal for Target performance is 55th percentile, in each case, determined, except as otherwise provided herein, at the end of the Performance Period (as defined below).

The Administrator shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Administrator deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of any (i) acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the Performance Period, and/or (ii) changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries (each, a “Permitted Adjustment”).

“Adjusted EBITDA” shall mean the Company’s consolidated net income (loss) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; goodwill impairment; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt (all such metrics to be determined on a basis consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be further adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Adjusted EBITDA Margin” shall mean the quotient of (i) consolidated Adjusted EBITDA for the Performance Period, over (ii) the consolidated Revenue for the Performance Period, expressed as a percentage.

“Administrator” shall mean the Board of Directors of the Company or the Compensation Committee, to the extent the Board of Directors delegates such authority to the Compensation Committee.

“Comparator Group” shall consist of those companies that are constituents of the NASDAQ Composite Index as of January 1, 2025; provided, that, the Comparator Group may be adjusted by the Administrator in its sole discretion (x) in the event of the merger, acquisition, bankruptcy, or similar transaction of a Comparator Group member, (y) in response to a change in circumstances that results in a member of the Comparator Group no longer being a publicly traded company or having publicly traded stock or (z) in any other manner that the Administrator deems necessary or appropriate.

“Ending Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the last 60 calendar days of the Relative TSR Performance Period.

“Gross Merchandise Sales” shall mean the dollar value of items sold in the Company’s consolidated marketplaces (determined in a manner consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of marketplaces acquired after the Date of Grant), excluding shipping fees and net of refunds associated with canceled transactions, as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Initial Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the first 60 calendar days of the Relative TSR Performance Period.

“Performance Period” shall mean the three-year performance period which will begin on January 1, 2025 and end on December 31, 2027.

“Relative TSR” shall mean the percentile rank of the Company’s TSR determined by dividing (x) the Company’s numerical position in the ranking of the TSRs calculated for each company in the Comparator Group as of the end of the Relative TSR Performance Period (ranking by lowest to highest TSR) by (y) the total number of companies included in the Comparator Group as of the end of the Relative TSR Performance Period, rounding to the nearest hundredth.

“Revenue” shall mean the Company’s consolidated revenue (determined in a manner consistent with the US GAAP methodology used for reporting in the Company’s Consolidated Statements of Operations as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“TSR” shall mean, with respect to any one company, (x) the Ending Share Price minus the Initial Share Price (assuming all dividends and other distributions made on such share are reinvested), divided by (y) the Initial Share Price and multiplied by 100.

Performance Goals

Gross Merchandise Sales
For the Performance Period

Achievement Level	Gross Merchandise Sales Performance Goals	Percentage of Award Vesting on April 1, 2028
Below Threshold	Less than $[●]	0%
Threshold	$[●]	12.5%
Target	$[●]	25%
Stretch	Greater than or equal to $[●]	50%

If, for the Performance Period, Gross Merchandise Sales is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.
Revenue
For the Performance Period

Achievement Level	Revenue Performance Goals	Percentage of Award Vesting on April 1, 2028
Below Threshold	Less than $[●]	0%
Threshold	$[●]	12.5%
Target	$[●]	25%
Stretch	Greater than or equal to $[●]	50%

If, for the Performance Period, Revenue is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Adjusted EBITDA Margin
For the Performance Period

Achievement Level	Adjusted EBITDA Margin Performance Goals	Percentage of Award Vesting on April 1, 2028
Below Threshold	Less than [●]%	0%
Threshold	[●]%	12.5%
Target	[●]%	25%
Stretch	Greater than or equal to [●]%	50%

If, for the Performance Period, Adjusted EBITDA Margin is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Relative TSR
For the Performance Period

Achievement Level	Relative TSR Performance Goals	Percentage of Award Vesting on April 1, 2028
Below Threshold	Less than the 25th Percentile	0%
Threshold	25th Percentile	12.5%
Target	55th Percentile	25%
Stretch	Greater than or equal to 85th Percentile	50%

If, for the Performance Period, Relative TSR is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.